Exhibit 99.1

Antero Resources Reports Fourth Quarter Results, Announces 2022 Guidance and Return of Capital Program

Denver, Colorado, February 16, 2022—Antero Resources Corporation (NYSE: AR) (“Antero Resources,” “Antero,” or the “Company”) today announced its fourth quarter 2021 financial and operating results, year end 2021 estimated proved reserves, as well as its 2022 capital budget and guidance. In addition, Antero announced targets for returning capital to shareholders. The relevant consolidated financial statements are included in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2021.

Fourth Quarter 2021 Highlights Include:

•	Net production averaged 3.2 Bcfe/d, including 160 MBbl/d of liquids

•	Realized pre-hedge natural gas equivalent price of $6.48 per Mcfe, a $0.65 per Mcfe premium to NYMEX pricing

o	Realized pre-hedge C3+ NGL price of $58.25 per barrel, or 75% of WTI, a 111% increase from the prior year period

o	Realized pre-hedge natural gas price of $5.89 per Mcf, a $0.06 per Mcf premium to NYMEX Henry Hub pricing

•	Net Income was $901 million, Adjusted Net Income was $157 million (Non-GAAP)

•	Adjusted EBITDAX was $420 million (Non-GAAP); net cash provided by operating activities was $475 million

•	Free Cash Flow was $237 million (Non-GAAP)

•	Total Debt and Net Debt at quarter end was $2.1 billion, an $875 million reduction from year end 2020 (Non-GAAP)

•	Net Debt to trailing last twelve month Adjusted EBITDAX declined to 1.3x (Non-GAAP)

•	Estimated proved reserves were 17.7 Tcfe at year end 2021 and proved developed reserves increased to 12.8 Tcfe (72% Proved Developed)

•	Estimated future development cost for 5.0 Tcfe of proved undeveloped reserves is $0.31 per Mcfe

Capital Return Program, 2022 Guidance and Other Highlights:

•	Targeting return of capital to shareholders of 25% to 50% of Free Cash Flow annually going forward

o	Initiated with a board-approved share repurchase program of up to $1.0 billion

•	Announced plans to redeem all remaining Senior Notes due 2025 on March 1, 2022

•	Drilling and completion capital budget is $675 to $700 million

•	Net production is expected to average 3.2 to 3.3 Bcfe/d, including 175 to 185 MBbl/d of liquids (NGLs and oil)

•	Expanded 2025 Net Zero emissions target to include Scope 2 emissions

•	Received Responsibly Sourced Gas certification following completion of initial Project Canary Pilot

Paul Rady, Chairman, President and Chief Executive Officer of Antero Resources commented, “This past year proved to be an important inflection point for Antero as we shifted to a maintenance capital program and generated approximately $850 million of Free Cash Flow. This substantial Free Cash Flow was used to reduce debt during the year, driving leverage down to 1.3x as of December 31, 2021. Looking ahead to 2022, our capital budget reflects another year of maintenance capital that is projected to generate $1.5 to $1.7 billion in Free Cash Flow based on current commodity prices. This Free Cash Flow outlook allows us to continue to reduce debt while also returning substantial capital to our shareholders.”

Michael Kennedy, Chief Financial Officer of Antero Resources said, “The dramatic reduction in our absolute debt, below $2.0 billion in the first quarter of 2022, enables us to initiate a return of capital program. Going forward we will target returning 25% to 50% of Free Cash Flow annually to our shareholders, beginning with the $1.0 billion share repurchase program that is effective immediately. This plan puts Antero in the unique position of reducing leverage below 1.0x in 2022 while maintaining a peer-leading return of capital profile.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

Return of Capital Program

Antero is initially targeting a return of capital of 25% to 50% of Free Cash Flow annually going forward, beginning with the implementation of the share repurchase program. Antero’s Board of Directors authorized a share repurchase program that allows the Company to repurchase up to $1.0 billion of outstanding common stock. This represents approximately 16% of Antero’s market capitalization based on the current share price. The open market share repurchase program is expected to commence during the first quarter of 2022.

The actual amount, timing and nature of any returns of capital to shareholders is subject to review and approval by Antero’s Board of Directors. The shares may be repurchased from time to time in open market transactions, through privately negotiated transactions or by other means in accordance with federal securities laws. The timing, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including the market price of the Company’s common stock, general market and economic conditions and applicable legal requirements. The exact number of shares to be repurchased by the Company is not guaranteed and the program may be suspended, modified, or discontinued at any time without prior notice.

Debt Reduction

As of December 31, 2021, Antero’s total debt was $2.1 billion with no borrowings under the Company’s revolving credit facility. Net Debt to trailing twelve month Adjusted EBITDAX was 1.3x. In late January, Antero announced that on March 1, 2022 it will redeem all $585 million of outstanding senior notes due 2025 at 101.25% of par, plus accrued and unpaid interest on March 1, 2022. The redemption is expected to reduce annual interest expense by approximately $30 million. The Company intends to utilize cash on hand and borrowings under its revolving credit facility to fund this senior note redemption. Borrowings utilized to fund the redemption are expected to be paid down in 2022 with Free Cash Flow.

Project Canary Natural Gas Certification

The pilot project to certify environmental performance of multiple pads with Project Canary was completed in early 2022. This rigorous independent assessment and certification process evaluated the engineering, operational and environmental standards that Antero employs in its operations. The certification confirms Antero’s strong operational and environmental performance and supports the Company’s continuous improvement and ESG goals, which was expanded to include targeting Net Zero Scope 2 emissions by 2025.

2022 Capital Budget and Guidance

Antero’s drilling and completion capital budget reflects service cost inflation that is projected in 2022, partially offset by expected savings associated with the transition to regional sand from Antero’s local sand mine. The net impact, including the sand savings, is a projected 5% cost increase in 2022 as compared to 2021. In addition, the budget reflects Antero’s election to increase its working interest in wells to be drilled by the drilling partnership with QL Capital Partners to 85% in 2022 from 80% in 2021, resulting in approximately $35 to $40 million of incremental capital net to Antero.

Production is expected to increase throughout the year in 2022. Volumes in the first half of 2022 are expected to average 3.1 to 3.2 Bcfe/d as a result of the limited drilling and completion activity that occurred at the end of 2021 as well as adverse winter weather that reduced activity during the beginning of the first quarter of 2022. With well completions accelerating in the second quarter as winter weather subsides, combined with the Shell ethane cracker near Pittsburgh that is expected to be placed in service in the second half of 2022, net production is expected to average between 3.3 to 3.4 Bcfe/d during the second half of 2022. In 2023, Antero expects an additional 1% to 2% production growth from the second half of 2022 reflecting its higher working interest election in the drilling partnership during 2022.

The following is a summary of Antero Resources’ 2022 capital budget.

Capital Budget ($ in Millions)	Low	High
Drilling & Completion	$675	$700
Land	$65	$75
Total E&P Capital	$740	$775

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# of Wells	Net Wells	Average Lateral Length
Drilled Wells	70 to 80	13,800 Feet
Completed Wells	60 to 65	13,300 Feet

The following is a summary of Antero Resources’ 2022 production, pricing and cash expense guidance.

Production Guidance	Low	High
Net Daily Natural Gas Equivalent Production (Bcfe/d)	3.2	3.3
Net Daily Natural Gas Production (Bcf/d)	2.2	2.25
Total Net Daily Liquids Production (MBbl/d):	175	185
Net Daily C3+ NGL Production (MBbl/d)	105	110
Net Daily Ethane Production (MBbl/d)	62	65
Net Daily Oil Production (MBbl/d)	8	10

Realized Pricing Guidance (Before Hedges)	Low	High
Natural Gas Realized Price Premium vs. NYMEX Henry Hub ($/Mcf)	$0.15	$0.25
C3+ NGL Realized Price Differential vs. Mont Belvieu ($/Gal)	$0.00	$0.00
Oil Realized Price Differential vs. WTI Oil ($/Bbl)	$(7.00)	$(9.00)

Cash Expense Guidance	Low	High
Cash Production Expense ($/Mcfe)(1)	$2.25	$2.35
Marketing Expense, Net of Marketing Revenue ($/Mcfe)	$0.06	$0.08
G&A Expense ($/Mcfe)(2)	$0.10	$0.12

(1)	Includes lease operating expenses and gathering, compression, processing and transportation expenses (“GP&T”) and production and ad valorem taxes. Assumes LP gathering fee rebates of $12 million are received each quarter in 2022.
(2)	Excludes equity-based compensation.

Free Cash Flow

Antero generated $237 million and $849 million of Free Cash Flow during the fourth quarter and full year of 2021, respectively.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2021	2020	2021
Net cash provided by operating activities	$243,130	475,164	735,640	1,660,116
Less: Net cash used in investing activities	(145,998)	(205,329)	(530,061)	(710,784)
Less: Proceeds from sale of assets, net	(657)	—	(216,490)	(3,192)
Less: Settlement of water earnout	—	—	(125,000)	—
Less: Distributions to non-controlling interests in Martica	(18,671)	(32,641)	(35,920)	(97,424)
Free Cash Flow	$77,804	237,194	(171,831)	848,716
Changes in Working Capital (1)	80,473	(64,634)	203,666	(151,722)
Free Cash Flow before Changes in Working Capital	$158,277	172,560	31,835	696,994

(1)	Working capital adjustments in the fourth quarter of 2021 include $61.1 million in changes in current assets and liabilities and a $3.5 million increase in accounts payable and accrued liabilities for additions to property and equipment. Working capital adjustments for 2021 include $114.7 million in changes in current assets and liabilities and a $37.0 million increase in accounts payable and accrued liabilities for additions to property and equipment. See the cash flow statement in this release for details.

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Fourth Quarter 2021 Financial Results

Net income was $901 million, or $2.65 per diluted share, compared to net income of $70 million, or $0.24 per diluted share, in the prior year period. Adjusted Net Income was $157 million, or $0.46 per diluted share, compared to Adjusted Net Loss of $3 million, or $0.01 per diluted share, in the prior year period.

Adjusted EBITDAX was $420 million, a 40% increase compared to the prior year quarter, driven by higher realized natural gas and NGL prices.

Net daily natural gas equivalent production in the fourth quarter averaged 3.2 Bcfe/d, including 160 MBbl/d of liquids, as detailed in the table below. Fourth quarter volumes were down sequentially as just 40% of the Company’s 2021 completion activity occurred during the second half of 2021, including less than 20% of annual completion activity in the fourth quarter. Antero chose not to accelerate activity in the second half of 2021 in order to adhere to the capital budget. In addition, liquids volumes were down sequentially in the fourth quarter as four of the 14 completions were dry gas Utica wells.

Antero’s average realized natural gas price before hedging was $5.89 per Mcf, representing a 124% increase compared to the prior year period. Antero realized a $0.06 per Mcf premium to the average NYMEX Henry Hub. The premium to NYMEX was lower than expected due to the significant decline in daily pricing during the months of November and December relative to NYMEX first-of-month pricing. Antero sells its gas both on a first-of-month and daily basis, which is an industry standard for operational purposes.

The following table details the components of average net production and average realized prices for the three months ended December 31, 2021:

Three Months Ended December 31, 2021
Combined
Natural
	Natural				Gas
	Gas	Oil	C3+ NGLs	Ethane	Equivalent
	(MMcf/d)	(Bbl/d)	(Bbl/d)	(Bbl/d)	(MMcfe/d)
Average Net Production	2,233	7,489	107,304	44,891	3,191

					Combined
					Natural
	Natural				Gas
	Gas	Oil	C3+ NGLs	Ethane	Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$5.89	$69.53	$58.25	$16.81	$6.48
NYMEX average price	$5.83	$77.45			$5.83
Premium / (Differential) to NYMEX	$0.06	$(7.92)			$0.65

Settled commodity derivatives	$(3.10)	$(9.36)	$(5.84)	—	$(2.33)
Average realized prices after settled derivatives	$2.79	$60.17	$52.41	$16.81	$4.15
Differential to NYMEX	$(3.04)	$(17.28)			$(1.68)

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Antero’s average realized C3+ NGL price before hedging was $58.25 per barrel, a 111% increase versus the prior year period. Antero shipped 50% of its total C3+ NGL net production on Mariner East 2 for export and realized a $0.03 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 50% of C3+ NGL net production at a $0.04 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 107,304 Bbl/d of net C3+ NGL production was $52.98 per barrel, which was a $0.01 per gallon discount to Mont Belvieu pricing. Antero expects to sell approximately 50% of its C3+ NGL production in 2022 at Marcus Hook for international export at a premium to Mont Belvieu.

	Three Months Ended December 31, 2021
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane exported on ME2	Marcus Hook, PA	54,188	50%	$0.03
Remaining C3+ NGL volume	Hopedale, OH	53,116	50%	$(0.04)
Total C3+ NGLs/Blended Premium		107,304	100%	$(0.01)

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation, production and ad valorem taxes was $2.45 per Mcfe in the fourth quarter, a 16% increase compared to $2.12 per Mcfe average during the fourth quarter of 2020. The increase from a year ago was due primarily to a $0.18 increase in gathering, processing and transportation expense driven by higher fuel costs as a result of higher natural gas prices and a $0.12 per Mcfe increase due to higher production taxes as a result of higher commodity prices.

Net marketing expense was $0.10 per Mcfe in the fourth quarter, an increase from $0.08 during the fourth quarter of 2020 due to lower production volume and lower third party marketing volumes.

Fourth Quarter 2021 Operating Update

Antero placed 10 horizontal Marcellus wells to sales during the fourth quarter with an average lateral length of 15,393 feet. All 10 wells have been online for at least 60 days and the average 60-day rate per well was 28.5 MMcfe/d, including approximately 1,306 Bbl/d of liquids assuming 25% ethane recovery. Wells placed on line in 2021 were ahead of type curve projections, leading to capital efficiency improvements during the year.

Antero also placed four horizontal Utica dry gas wells to sales during the fourth quarter with an average lateral length of 10,046 feet. All four wells have been on line for at least 60 days and the average 60-day rate per well was 25.0 MMcf/d at an average BTU of 1120.

Fourth Quarter 2021 Capital Investment

Antero’s accrued drilling and completion capital expenditures for the three months ended December 31, 2021, were $152 million. In addition to capital invested in drilling and completion costs, the Company invested $30 million in land during the fourth quarter. A portion of the land spend was used to acquire 4,000 net acres which hold approximately 20 incremental drilling locations at an average cost of less than $1 million per location. The acreage is located in Antero’s core Marcellus liquids-rich window and is expected to be developed within the Company’s five-year development program. For a reconciliation of accrued capital expenditures to cash capital expenditures see the table in the Non-GAAP Financial Measures section.

Balance Sheet and Liquidity

As of December 31, 2021, Antero’s Net Debt was $2.1 billion with no borrowings under the Company’s revolving credit facility. Net Debt to trailing twelve month Adjusted EBITDAX ratio was 1.3x as of December 31, 2021.

Year End Proved Reserves

At December 31, 2021, Antero’s estimated proved reserves were 17.7 Tcfe, a 1% increase versus the prior year. Estimated proved reserves were comprised of 58% natural gas, 41% NGLs and 1% oil.

Estimated proved developed reserves were 12.8 Tcfe, a 7% increase over the prior year. The percentage of estimated proved reserves classified as proved developed increased to 72% at year end 2021, compared to 67% at year end 2020. Antero's proved undeveloped locations have an average estimated BTU of 1263, with an average lateral length of approximately 14,143 feet. At year end 2021, Antero’s five year development plan included 276 PUD locations.

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Antero's 5.0 Tcfe of estimated proved undeveloped reserves will require an estimated $1.5 billion of future development capital over the next five years, resulting in an estimated average future development cost for proved undeveloped reserves of $0.31 per Mcfe.

The following table presents a summary of changes in estimated proved reserves (in Tcfe).

Proved reserves, December 31, 2020 (1)	17.6
Extensions, discoveries, and other additions	0.5
Revisions	1.5
Sales of reserves in place (2)	(0.7)
Production	(1.2)
Proved reserves, December 31, 2021 (1)	17.7

(1)	Proved reserves are reported consolidated with Martica Holdings, LLC. Martica Holdings, LLC had 254 Bcfe and 167 Bcfe of proved reserves as of year end 2020 and 2021, respectively.

(2)	Sales of reserves were related to the drilling partnership entered into in 2021 which assumes their participation at a 20% working interest in wells spud in 2021 and 15% working interest in expected wells spud in 2022 through 2024.

Commodity Derivative Positions

Antero did not enter into any new natural gas, NGL or oil hedges during the fourth quarter of 2021. As of December 31, 2021, the Company has hedged 438 Bcf of natural gas at a weighted average index price of $2.49 per MMBtu through 2023 with fixed price swap positions.

Please see Antero’s Annual Report on Form 10-K for the year ended December 31, 2021, for more information on all commodity derivative positions. For detail on current commodity positions, please see the Hedge Profile presentations at www.anteroresources.com.

Conference Call

A conference call is scheduled on Thursday, February 17, 2022 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, February 24, 2022 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13726193. A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com. The webcast will be archived for replay on the Company's website until Thursday, February 24, 2022 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

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Non-GAAP Financial Measures

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) as set forth in this release represents net income (loss), adjusted for certain items. Antero believes that Adjusted Net Income (Loss) is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income (Loss) is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income. The following table reconcile net income (loss) to Adjusted Net Income (Loss) (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2021	2020	2021
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$69,830	901,385	(1,267,897)	(186,899)
Net income and comprehensive income attributable to noncontrolling interests	25,483	56,636	7,486	32,790
Unrealized commodity derivative (gains) losses	(150,925)	(1,025,870)	725,011	748,540
Payments for (proceeds from) derivative monetizations	9,066	—	(9,007)	4,569
Amortization of deferred revenue, VPP	(9,332)	(11,403)	(14,507)	(45,236)
Loss (gain) on sale of assets	348	595	348	(2,232)
Impairment of oil and gas properties	67,808	20,905	223,770	90,523
Impairment of equity method investment	—	—	610,632	—
Equity-based compensation	6,316	5,248	23,317	20,437
Loss (gain) on early extinguishment of debt	(597)	10,355	(175,962)	93,191
Loss on convertible note equitization	—	—	—	50,777
Equity in (earnings) loss of unconsolidated affiliate	(20,748)	(19,464)	62,660	(77,085)
Contract termination and rig stacking	1,973	—	14,290	4,305
Tax effect of reconciling items (1)	23,123	244,471	(351,465)	(212,859)
	22,345	182,858	(151,324)	520,821
Martica adjustments (2)	(25,632)	(25,509)	(21,841)	(76,719)
Adjusted Net Income (Loss)	$(3,287)	157,349	(173,165)	444,102

Fully Diluted Shares Outstanding (3)	304,172	340,106	272,433	308,146

(1)	Deferred taxes were 24% for 2020 and 2021.

(2)	Adjustments reflect noncontrolling interest in Martica not otherwise adjusted in amounts above.

(3)	Share count for year ended December 31, 2020 and 2021 does not include dilutive effect of restricted stock units, performance share units and 2026 convertible notes due to net income loss during the period

Net Debt

Net Debt is calculated as total debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations. The GAAP measure most directly comparable to Adjusted Net Income is net income.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	December 31,
	2020	2021
Credit Facility	$1,017,000	—
5.125% senior notes due 2022	660,516	—
5.625% senior notes due 2023	574,182	—
5.000% senior notes due 2025	590,000	584,635
8.375% senior notes due 2026	—	325,000
7.625% senior notes due 2029	—	584,000
5.375% senior notes due 2030	—	600,000
4.250% convertible senior notes due 2026	287,500	81,570
Unamortized discount, net	(111,886)	(27,772)
Unamortized debt issuance costs	(15,719)	(21,989)
Total debt	$3,001,593	2,125,444
Less: Cash and cash equivalents	—	—
Net Debt	$3,001,593	2,125,444

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Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less net cash used in investing activities, which includes drilling and completion capital and leasehold capital, less proceeds from asset sales and less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities and to service or incur additional debt. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;

•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and

•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

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The GAAP measures most directly comparable to Adjusted EBITDAX are net income (loss) and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our consolidated statements of cash flows, in each case, for the three months and years ended December 31, 2020 and 2021. Adjusted EBITDAX also excludes the noncontrolling interests in Martica and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2020	2021	2020	2021
Reconciliation of net income (loss) to Adjusted EBITDAX:
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$69,830	901,385	(1,267,897)	(186,899)
Net income and comprehensive income attributable to noncontrolling interests	25,483	56,636	7,486	32,790
Unrealized commodity derivative (gains) losses	(150,925)	(1,025,870)	725,011	748,540
Payments for (proceeds from) derivative monetizations	9,066	—	(9,007)	4,569
Amortization of deferred revenue, VPP	(9,332)	(11,403)	(14,507)	(45,236)
Loss (gain) on sale of assets	348	595	348	(2,232)
Interest expense, net	46,916	43,748	199,872	181,868
Loss (gain) on early extinguishment of debt	(597)	10,355	(175,962)	93,191
Loss on convertible note equitizations	—	—	—	50,777
Income tax expense (benefit)	23,685	263,491	(397,482)	(74,077)
Depletion, depreciation, amortization, and accretion	209,831	178,716	865,291	745,829
Impairment of oil and gas properties	67,808	20,905	223,770	90,523
Impairment of equity method investment	—	—	610,632	—
Exploration expense	188	474	1,083	6,566
Equity-based compensation expense	6,316	5,248	23,317	20,437
Equity in (earnings) loss of unconsolidated affiliate	(20,748)	(19,464)	62,660	(77,085)
Dividends from unconsolidated affiliate	42,755	31,284	171,022	136,609
Contract termination and rig stacking	1,973	—	14,290	4,305
Transaction expense	582	193	7,244	3,295
	323,179	456,293	1,047,171	1,733,770
Martica related adjustments (1)	(23,983)	(36,032)	(45,155)	(116,468)
Adjusted EBITDAX	$299,196	420,261	1,002,016	1,617,302

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$299,196	420,261	1,002,016	1,617,302
Martica related adjustments (1)	23,983	36,032	45,155	116,468
Interest expense, net	(46,916)	(43,748)	(199,872)	(181,868)
Exploration expense	(188)	(474)	(1,083)	(6,566)
Changes in current assets and liabilities	(30,156)	61,132	(109,047)	114,673
Transaction expense	(582)	(193)	(7,244)	(3,295)
Proceeds from (payments for) derivative monetizations	(9,066)	—	9,007	(4,569)
Other items	6,859	2,154	(3,292)	7,971
Net cash provided by operating activities	$243,130	475,164	735,640	1,660,116

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended December 31,
	2020	2021
Drilling and completion costs (cash basis)	$132,345	153,276
Change in accrued capital costs	(47,931)	(1,639)
Adjusted drilling and completion costs (accrual basis)	$84,414	151,637

9

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our return of capital, expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

In addition, many of the standards and metrics used in preparing this release and the ESG Report continue to evolve and are based on management expectations and assumptions believed to be reasonable at the time of preparation but should not be considered guarantees. The standards and metrics used, and the expectations and assumptions they are based on, have not been verified by any third party. In addition, while we seek to align these disclosures with the recommendations of various third-party frameworks, such as the Task Force on Climate-Related Financial Disclosures, we cannot guarantee strict adherence to these framework recommendations. Additionally, our disclosures based on these frameworks may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policy, or other factors, some of which may be beyond our control. The calculation of methane leak loss rate disclosed in the ESG Report is based on ONE Future protocol, which is based on the EPA Greenhouse Gas Reporting Program. With respect to its emissions goal, Antero Resources anticipates achieving Net Zero Scope 1 and Scope 2 emissions by 2025 through operational efficiencies and the purchase of carbon offsets. Scope 1 emissions are the Company’s direct greenhouse gas emissions, and Scope 2 emissions are the Company’s indirect greenhouse gas emissions associated with the purchase of electricity, steam, heat or cooling; however, such goals are aspirational and we could face unexpected material costs as a result of our efforts to meet these goals. Moreover, given uncertainties related to the use of emerging technologies, the state of markets for and availability of verified quality carbon offsets, we cannot predict whether or not we will be able to timely meet these goals, if at all. Moreover, with regards to our participation in, or certification under, various frameworks, we may incur certain costs associated with such frameworks and cannot guarantee that such participation or certification will have the intended results on our or our products’ ESG profile.

This release and the ESG Report contain statements based on hypothetical or severely adverse scenarios and assumptions, and these statements should not necessarily be viewed as being representative of current or actual risk or forecasts of expected risk. These scenarios cannot account for the entire realm of possible risks and have been selected based on what we believe to be a reasonable range of possible circumstances based on information currently available to us and the reasonableness of assumptions inherent in certain scenarios; however, our selection of scenarios may change over time as circumstances change. While future events discussed in this release or the report may be significant, any significance should not be read as necessarily rising to the level of materiality of certain disclosures included in Antero Resources' SEC filings. The goals discussed in this earnings release are aspirational; we could face unexpected material costs as a result of our efforts to meet these goals and may ultimately meet such goals through the purchase of offsets or credits and not reductions in our actual GHG emissions. Moreover, given uncertainties related to the use of emerging technologies, the state of markets for and the availability of verified quality carbon offsets, we cannot predict whether or not we will be able to timely meet these goals, if at all. Moreover, with regards to our participation in, or certification under, various frameworks, we may incur certain costs associated with such frameworks and cannot guarantee that such participation or certification will have the intended results on our or our products’ ESG profile.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, impacts of world health event, including the COVID-19 pandemic, cybersecurity risks and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2021.

For more information, contact Michael Kennedy, Chief Financial Officer of Antero Resources at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2020	2021
Assets
Current assets:
Accounts receivable	$28,457	78,998
Accrued revenue	425,314	591,442
Derivative instruments	105,130	757
Other current assets	15,238	14,922
Total current assets	574,139	686,119
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	1,175,178	1,042,118
Proved properties	12,260,713	12,646,303
Gathering systems and facilities	5,802	5,802
Other property and equipment	74,361	116,522
	13,516,054	13,810,745
Less accumulated depletion, depreciation, and amortization	(3,869,116)	(4,283,700)
Property and equipment, net	9,646,938	9,527,045
Operating leases right-of-use assets	2,613,603	3,419,912
Derivative instruments	47,293	14,369
Investment in unconsolidated affiliate	255,082	232,399
Other assets	13,790	16,684
Total assets	$13,150,845	13,896,528

Liabilities and Equity
Current liabilities:
Accounts payable	$26,728	24,819
Accounts payable, related parties	69,860	76,240
Accrued liabilities	343,524	457,244
Revenue distributions payable	198,117	444,873
Derivative instruments	31,242	559,851
Short-term lease liabilities	266,024	456,347
Deferred revenue, VPP	45,257	37,603
Other current liabilities	2,302	11,140
Total current liabilities	983,054	2,068,117
Long-term liabilities:
Long-term debt	3,001,593	2,125,444
Deferred income tax liability, net	412,252	318,126
Derivative instruments	99,172	181,806
Long-term lease liabilities	2,348,785	2,964,115
Deferred revenue, VPP	156,024	118,366
Other liabilities	59,694	54,462
Total liabilities	7,060,574	7,830,436
Commitments and contingencies (Notes 15 and 16)
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 268,672 shares and 313,930 shares issued and outstanding as of December 31, 2020 and 2021, respectively	2,686	3,139
Additional paid-in capital	6,195,497	6,371,398
Accumulated deficit	(430,478)	(617,377)
Total stockholders' equity	5,767,705	5,757,160
Noncontrolling interests	322,566	308,932
Total equity	6,090,271	6,066,092
Total liabilities and equity	$13,150,845	13,896,528

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2021	2020	2021
Revenue and other:
Natural gas sales	$595,151	1,210,470	1,809,952	3,442,028
Natural gas liquids sales	364,387	644,472	1,161,683	2,147,499
Oil sales	34,037	47,906	112,270	201,232
Commodity derivative fair value gains (losses)	196,851	323,553	79,918	(1,936,509)
Marketing	108,717	155,993	310,572	718,921
Amortization of deferred revenue, VPP	9,332	11,403	14,507	45,236
Other income	617	474	2,797	1,025
Total revenue	1,309,092	2,394,271	3,491,699	4,619,432
Operating expenses:
Lease operating	27,029	25,238	98,865	96,793
Gathering, compression, processing, and transportation	653,754	624,510	2,530,838	2,499,174
Production and ad valorem taxes	35,294	67,300	106,775	197,910
Marketing	134,498	183,876	469,404	811,698
Exploration	188	474	1,083	6,566
General and administrative (including equity-based compensation expense)	33,218	36,313	134,482	145,006
Impairment of oil and gas properties	67,808	20,905	223,770	90,523
Depletion, depreciation, and amortization	209,740	177,843	861,870	742,009
Accretion of asset retirement obligations	91	873	3,421	3,820
Contract termination and rig stacking	1,973	—	14,290	4,305
Loss (gain) on sale of assets	348	595	348	(2,232)
Total operating expenses	1,163,941	1,137,927	4,445,146	4,595,572
Operating income (loss)	145,151	1,256,344	(953,447)	23,860
Other income (expense):
Interest expense, net	(46,916)	(43,748)	(199,872)	(181,868)
Equity in earnings (loss) of unconsolidated affiliate	20,748	19,464	(62,660)	77,085
Gain (loss) on early extinguishment of debt	597	(10,355)	175,962	(93,191)
Loss on convertible note equitizations	—	—	—	(50,777)
Impairment of equity method investment	—	—	(610,632)	—
Transaction expense	(582)	(193)	(7,244)	(3,295)
Total other expense	(26,153)	(34,832)	(704,446)	(252,046)
Income (loss) before income taxes	118,998	1,221,512	(1,657,893)	(228,186)
Income tax benefit (expense)	(23,685)	(263,491)	397,482	74,077
Net income (loss) and comprehensive income (loss) including noncontrolling interests	95,313	958,021	(1,260,411)	(154,109)
Less: net income and comprehensive income attributable to noncontrolling interests	25,483	56,636	7,486	32,790
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$69,830	901,385	(1,267,897)	(186,899)

Income (loss) per share—basic	$0.26	2.87	(4.65)	(0.61)
Income (loss) per share—diluted	$0.24	2.65	(4.65)	(0.61)

Weighted average number of shares outstanding:
Basic	268,653	313,917	272,433	308,146
Diluted	304,172	340,106	272,433	308,146

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2019	2020	2021
Cash flows provided by (used in) operating activities:
Net loss including noncontrolling interests	$(293,136)	(1,260,411)	(154,109)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	918,629	865,291	745,829
Impairments	1,782,816	834,402	90,523
Commodity derivative fair value losses (gains)	(463,972)	(79,918)	1,936,509
Gains (losses) on settled commodity derivatives	325,090	794,684	(1,183,400)
Proceeds from (payments for) derivative monetizations	—	9,007	(4,569)
Deferred income tax benefit	(79,158)	(397,273)	(74,293)
Equity-based compensation expense	23,559	23,317	20,437
Equity in (earnings) loss of unconsolidated affiliate	143,216	62,660	(77,085)
Distributions/dividends of earnings from unconsolidated affiliate	157,956	171,022	136,609
Amortization of deferred revenue	—	(14,507)	(45,236)
Amortization of debt issuance costs, debt discount, debt premium and other	10,681	12,027	12,492
(Gain) loss on sale of assets	951	348	(2,232)
Loss on the sale of equity method investment shares	108,745	—	—
Water earnout	(125,000)	—	—
Gain on deconsolidation of Antero Midstream Partners LP	(1,406,042)	—	—
(Gain) loss on early extinguishment of debt	(36,419)	(175,962)	93,191
Loss on convertible note equitizations	—	—	50,777
Changes in current assets and liabilities:
Accounts receivable	31,631	(9,492)	(55,567)
Accrued revenue	156,941	(107,428)	(166,128)
Other current assets	(1,025)	(5,507)	316
Accounts payable including related parties	(27,996)	(19,282)	(1,184)
Accrued liabilities	(25,762)	37,954	77,584
Revenue distributions payable	(102,839)	(5,203)	246,757
Other current liabilities	4,592	(89)	12,895
Net cash provided by operating activities	1,103,458	735,640	1,660,116
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(88,682)	(45,129)	(79,138)
Drilling and completion costs	(1,254,118)	(826,265)	(601,175)
Additions to water handling and treatment systems	(24,416)	—	—
Additions to gathering systems and facilities	(48,239)	—	—
Additions to other property and equipment	(6,700)	(2,963)	(35,623)
Settlement of water earnout	—	125,000	—
Investments in unconsolidated affiliates	(25,020)	—	—
Proceeds from sale of common stock of Antero Midstream Corporation	100,000	—	—
Proceeds from the Antero Midstream Partners LP Transactions	296,611	—	—
Proceeds from asset sales	1,983	701	3,192
Proceeds from VPP sale, net	—	215,789	—
Change in other liabilities	—	—	(672)
Change in other assets	7,091	2,806	2,632
Net cash used in investing activities	(1,041,490)	(530,061)	(710,784)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	(38,772)	(43,443)	—
Issuance of senior notes	650,000	—	1,800,000
Issuance of convertible notes	—	287,500	—
Repayment of senior notes	(191,092)	(1,219,019)	(1,554,657)
Borrowings (repayments) on bank credit facilities, net	232,000	465,000	(1,017,000)
Payment of debt issuance costs	(4,547)	(8,984)	(31,474)
Sale of noncontrolling interest	—	351,000	51,000
Distributions to noncontrolling interests	(85,076)	(35,920)	(97,424)
Employee tax withholding for settlement of equity compensation awards	(2,389)	(422)	(13,270)
Convertible note equitizations	—	—	(85,648)
Other	(2,560)	(1,291)	(859)
Net cash provided by (used in) financing activities	557,564	(205,579)	(949,332)
Effect of deconsolidation of Antero Midstream Partners LP	(619,532)	—	—
Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—
Cash and cash equivalents, end of period	$—	—	—
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$224,331	192,302	141,930
Increase (decrease) in accounts payable and accrued liabilities for additions to property and equipment	(15,897)	(94,619)	37,049

The following table set forth unaudited selected financial data for the three months ended December 31, 2020 and 2021:

	Three Months Ended		Amount of
	December 31,		Increase	Percent
	2020	2021	(Decrease)	Change
Revenue:
Natural gas sales	$595,151	1,210,470	615,319	103%
Natural gas liquids sales	364,387	644,472	280,085	77%
Oil sales	34,037	47,906	13,869	41%
Commodity derivative fair value gains	196,851	323,553	126,702	64%
Marketing	108,717	155,993	47,276	43%
Amortization of deferred revenue, VPP	9,332	11,403	2,071	22%
Other income	617	474	(143)	(23)%
Total revenue	1,309,092	2,394,271	1,085,179	83%
Operating expenses:
Lease operating	27,029	25,238	(1,791)	(7)%
Gathering and compression	217,973	210,847	(7,126)	(3)%
Processing	211,322	190,938	(20,384)	(10)%
Transportation	224,459	222,725	(1,734)	(1)%
Production and ad valorem taxes	35,294	67,300	32,006	91%
Marketing	134,498	183,876	49,378	37%
Exploration	188	474	286	152%
General and administrative (excluding equity-based compensation)	26,902	31,065	4,163	15%
Equity-based compensation	6,316	5,248	(1,068)	(17)%
Depletion, depreciation, and amortization	209,740	177,843	(31,897)	(15)%
Impairment of oil and gas properties	67,808	20,905	(46,903)	(69)%
Accretion of asset retirement obligations	91	873	782	*
Contract termination and rig stacking	1,973	—	(1,973)	*
Loss on sale of assets	348	595	247	71%
Total operating expenses	1,163,941	1,137,927	(26,014)	(2)%
Operating income	145,151	1,256,344	1,111,193	*
Other earnings (expenses):
Interest expense, net	(46,916)	(43,748)	3,168	(7)%
Equity in earnings of unconsolidated affiliate	20,748	19,464	(1,284)	(6)%
Gain (loss) on early extinguishment of debt	597	(10,355)	(10,952)	*
Transaction expenses	(582)	(193)	389	(67)%
Total other expense	(26,153)	(34,832)	(8,679)	33%
Income before income taxes	118,998	1,221,512	1,102,514	*
Income tax expense	(23,685)	(263,491)	(239,806)	*
Net income and comprehensive income including noncontrolling interests	95,313	958,021	862,708	*
Less: net income and comprehensive income attributable to noncontrolling interests	25,483	56,636	31,153	122%
Net income and comprehensive income attributable to Antero Resources Corporation	$69,830	901,385	831,555	*

Adjusted EBITDAX	$299,196	420,261	121,065	40%

* Not meaningful

The following table set forth selected operating data for the three months ended December 31, 2020 and 2021:

	Three Months Ended		Amount of
	December 31,		Increase	Percent
	2020	2021	(Decrease)	Change
Production data (1):
Natural gas (Bcf)	226	205	(21)	(9)%
C2 Ethane (MBbl)	5,023	4,130	(893)	(18)%
C3+ NGLs (MBbl)	12,174	9,872	(2,302)	(19)%
Oil (MBbl)	1,104	689	(415)	(38)%
Combined (Bcfe)	336	294	(42)	(13)%
Daily combined production (MMcfe/d)	3,650	3,191	(459)	(13)%
Average prices before effects of derivative settlements (2):
Natural gas (per Mcf)	$2.63	5.89	3.26	124%
C2 Ethane (per Bbl)	$5.56	16.81	11.25	202%
C3+ NGLs (per Bbl)	$27.64	58.25	30.61	111%
Oil (per Bbl)	$30.83	69.53	38.70	126%
Weighted Average Combined (per Mcfe)	$2.96	6.48	3.52	119%
Average realized prices after effects of derivative settlements (2):
Natural gas (per Mcf)	$2.76	2.79	0.03	1%
C2 Ethane (per Bbl)	$5.44	16.81	11.37	209%
C3+ NGLs (per Bbl)	$28.84	52.41	23.57	82%
Oil (per Bbl)	$41.63	60.17	18.54	45%
Weighted Average Combined (per Mcfe)	$3.12	4.15	1.03	33%
Average costs (per Mcfe):
Lease operating	$0.08	0.09	0.01	13%
Gathering and compression	$0.65	0.72	0.07	11%
Processing	$0.63	0.65	0.02	3%
Transportation	$0.67	0.76	0.09	13%
Production taxes	$0.11	0.23	0.12	109%
Marketing, net	$0.08	0.09	0.01	13%
Depletion, depreciation, amortization and accretion	$0.62	0.61	(0.01)	(2)%
General and administrative (excluding equity-based compensation)	$0.08	0.11	0.03	38%

(1)	Production volumes exclude volumes related to VPP transaction.

(2)	Average sales prices shown in the table reflect both the before and after effects of the Company’s settled commodity derivatives. The calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because the Company does not designate or document them as hedges for accounting purposes. Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and does not necessarily reflect their relative economic value.